Exhibit 3.5

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CALDERA PHARMACEUTICALS, INC.

Caldera Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware on November 12, 2003, hereby certifies as follows:

1.           The name of the Corporation is Caldera Pharmaceuticals, Inc.  The date of filing of its original Certificate of Incorporation with the Secretary of State was November 12, 2003.

2.           The text of the Certificate of Incorporation, as amended or supplemented heretofore, is hereby amended and restated in its entirety to read as herein set forth in full:

FIRST:  The name of the Corporation is Caldera Pharmaceuticals, Inc.

SECOND:  The address of its registered office in the State of Delaware is to be located at The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:  The total number of shares of stock that the Corporation is authorized to issue is FIFTY MILLION (50,000,000) shares of common stock, par value $.001 per share (the “Common Stock”), and TEN MILLION (10,000,000) shares of preferred stock, par value $.001 per share (the “Preferred Stock”), of which FOUR HUNDRED THOUSAND (400,000) shares shall be designated as Series A preferred stock (“Series A Preferred Stock”).

The preferred stock of the Corporation may be issued by the Board of Directors of the Corporation in one or more classes or one or more series within any Series, and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine from time to time.

Shares of stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

The powers, preferences, rights, restrictions and other matters relating to the Series A Preferred Stock are as follows:

(1)           Dividends. Holders of shares of Series A Preferred Stock shall be entitled to receive a dividend of $0.46 for each share of Series A Preferred Stock on January 1 of each year payable in: (i) cash; or (ii) fully paid and non-assessable shares of Common Stock of the Corporation at a price of $5.70 per share of Common Stock, at the option of the Holder. Holders shall be entitled to additional dividends only when, as and if declared by the Board of Directors of the Corporation.

(2)           Voting Rights. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of the stockholders in lieu of a meeting), each Holder of outstanding shares of Series A Preferred Stock shall be entitled to cast one vote for each share of Series A Preferred Stock held by such Holder as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, Holders of Series A Preferred Stock shall vote together with holders of the Common Stock of the Corporation as a single class.

(3)           Liquidation, Dissolution, Winding-Up.

(a)           Payments to Holders of Series A Preferred Stock. In the event of any Liquidation Event, the Holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of: (i) $5.70 per share, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 4 below immediately prior to such Liquidation Event. If upon any such Liquidation Event the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Section 3(a), the Holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. "Liquidation Event" means any termination, liquidation, dissolution or winding up of the Corporation either voluntary or involuntary.

(b)           Payments to Holders of Common Stock. Upon any Liquidation Event, after the payment of all preferential amounts required to be paid to the Holders of shares of Series A Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

(4)           Conversion Right.

(a)           Voluntary Conversion. At any time after the date that a Holder purchases shares of Series A Preferred Stock, such Holder may, at its election, convert each share of Series A Preferred Stock into that number of fully paid and non-assessable shares of Common Stock (or such other equity security of the Corporation for which all of its Common Stock has been exchanged or into which all of its Common Stock has been converted) equal to (x) the Series A Original Purchase Price, divided by (y) the Conversion Price, subject to adjustments as set forth in this Section 4.

(b)           Automatic (Mandatory) Conversion. Ten trading days after delivery to the Holders of written notice of conversion by the Corporation (the "Corporation's Conversion Notice"), each share of Series A Preferred Stock then outstanding shall, by virtue of such conditions and without any action on the part of a Holder thereof, be deemed automatically converted into one fully paid and non-assessable share of Common Stock (or such other equity security of the Corporation for which all or its Common Stock has been exchanged or into which all of its Common Stock has been converted), provided that the volume weighted average closing price of the Corporation's Common Stock over the ten trading days immediately preceding the date of the Corporation's Conversion Notice is at least $10.00 per share.

(c)           Mechanics of Conversion. If a Holder of Series A Preferred Stock desires to convert its Series A Preferred Stock, such Holder shall deliver to the Corporation's Chief Financial Officer written notice expressly to that effect and duly executed by or on behalf of the Holder (a "Conversion Notice"). The date that the Corporation's Chief Financial Officer actually receives a Conversion Notice shall be deemed to be the conversion date, unless the Holder of Series A Preferred Stock and the Corporation expressly agree to another such date in writing. From and after such conversion date, and assuming rightful and due delivery of a Conversion Notice, the Holder's shares of Series A Preferred Stock shall represent and be enforceable only as the right to receive the shares of Common Stock or other securities issuable in accordance with this Section 4.  Promptly after its receipt of a Conversion Notice, the Corporation shall issue and deliver to such Holder, but only against delivery of and only after receiving the certificates issued to Holder representing the Holder's shares of Series A Preferred Stock, one or more certificates representing shares of Common Stock issued and registered in the name of such Holder. Thereupon, the Corporation shall have no further obligation to the Holder under or based on the Series A Preferred Stock. Upon any increase or decrease in the number of issued shares of Common Stock resulting from the splitting or consolidation of such shares or the payment of a stock dividend, the number of shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock shall be proportionately adjusted so that the Holder of shares of Series A Preferred Stock surrendered for conversion after the record date of such split, consolidation or dividend shall be entitled to receive the number of shares of Common Stock which such Holder would have been entitled to receive had such Series A Preferred Stock been converted immediately prior to such date.

(5)           Redemption Rights.

(a)           Voluntary Redemption.  At any time after the date that Corporation receives net cash proceeds of at least Three Million Dollars ($3,000,000) from litigation proceedings against the Managers of Los Alamos National Laboratory, such Holder may, at its election, redeem each share of Series A Preferred Stock at a price of $7.41 for each share of Series A Preferred Stock.

(b)           Involuntary Redemption, Thirty days after delivery to the Holder of written notice of redemption by the Corporation (the "Corporation's Redemption Notice") allowing for Holder to convert each share of Series A Preferred Stock into that number of fully paid and non-assessable shares of Common Stock, each share of Series A Preferred Stock then outstanding shall, by virtue of such conditions and without any action on the part of a Holder thereof, be redeemed at a price of $7.41 for each share of Series A Preferred Stock.

(6)           Registration Rights.  Not less than twenty one days before the Corporation files a Registration Statement, whether or not for sale for the Corporation’s own account, on a form and in a manner that would permit registration of the shares of Common Stock underlying the shares of Series A Preferred Stock, the Corporation shall deliver to Holder written notice of intent to file such Registration Statement. Holder may, at its election, elect to include the underlying shares of Common Stock from Holder’s shares of Series A Preferred Stock in such Registration Statement.

(7)           Lost or Stolen Certificates, Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder thereof to the Corporation in customary form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Corporation shall execute and deliver new certificate(s) of like tenor and amount.

(8)           Notice. Any notice required or permitted to be given to a Holder under this Certificate of Designations shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Delaware General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

(9)           Preferred Share Register. The Corporation and/or its transfer agent may treat the Person in whose name any share of Series A Preferred Stock is registered on the register of the Corporation as the owner and holder of such shares of Series A Preferred Stock for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

(10)           Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Designations.

(11)           Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, round such fractional share up to the next whole share of Common Stock and issue such whole share of Common Stock to the Holder upon such conversion.

(12)           No Other Rights. Shares of Series A Preferred Stock: (a) shall not have any rights of preemption as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options may be designated, issued or granted; (b) shall not be redeemable; and (c) shall not have any other rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof not set forth herein or in the Certificate of Incorporation, as amended, or as provided by applicable law.

(13)           Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a)           "Conversion Price" initially means $5.70 per share of Series A Preferred Stock, subject to adjustments set forth in Section 4.

(b)           "Holder" means any record holder of Series A Preferred Stock as shall appear on the stock register of the Corporation.

(c)           "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(d)           "Series A Original Purchase Price" means $5.70 per share of Series A Preferred Stock.

FIFTH:  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation.

SIXTH:  Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide.  The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.  Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

EIGHTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

NINTH:  The Corporation shall to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended or supplemented, or by any successor thereto, indemnify and reimburse any and all persons whom it shall have the power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in, or covered by said Section.  Notwithstanding the foregoing, the indemnification provided for in this Article NINTH shall not be deemed exclusive of any other rights to which those entitled to receive indemnification or reimbursement hereunder may be entitled under any By-law of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

TENTH:  No director of this Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability (i) for any breach of a director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law as the same exists or hereafter may be amended or (iv) for any transaction from which the director derived an improper benefit.  If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then liability of a director of the Corporation, in addition to limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law.  Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of directors of the Corporation existing at the time of such repeal or modification.

4.           This Second Amended and Restated Certificate of Incorporation was duly adopted by vote of the stockholders in accordance with Section 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this Second Amended and Restated Certificate of Incorporation is being signed on April 10, 2012.

/s/ Benjamin Warner
Benjamin Warner, President